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                                                                      EXHIBIT 11

                       ROCKWELL INTERNATIONAL CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

                  FOR THE FIVE YEARS ENDED SEPTEMBER 30, 1994

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
                                                                       YEARS ENDED SEPTEMBER 30
                                                          --------------------------------------------------
                                                           1994       1993       1992       1991       1990
                                                          ------     ------     ------     ------     ------
                                                                (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
PRIMARY EARNINGS PER SHARE:
     Income before change in accounting.................  $634.1     $561.9     $483.0     $600.5     $624.3
     Deduct dividend requirements on preferred stock....     0.3        0.3        0.3        0.3        0.4
                                                          ------     ------     ------     ------     ------
            Total primary earnings before change
               in accounting............................  $633.8     $561.6     $482.7     $600.2     $623.9
                                                          ======     ======     ======     ======     ======
     Average number of common shares outstanding during
       the year.........................................   220.5      219.8      223.6      233.7      244.1
                                                          ======     ======     ======     ======     ======
     Primary earnings per share before change in
       accounting.......................................  $ 2.87     $ 2.55     $ 2.16     $ 2.57     $ 2.56
     Cumulative effect of change in accounting for
       retirement medical benefits......................                         (6.78)*
                                                          ------     ------     ------     ------     ------
     Net primary earnings per share.....................  $ 2.87     $ 2.55     $(4.62)    $ 2.57     $ 2.56
                                                          ======     ======     ======     ======     ======

FULLY DILUTED EARNINGS PER SHARE:
     Income before change in accounting.................  $634.1     $561.9     $483.0     $600.5     $624.3

     Average number of common shares outstanding during
       the year:
       Common stock.....................................   220.5      219.8      223.6      233.7      244.1
       Assumed issuance of stock under award plans and
          conversion of preferred stock and convertible
          debentures....................................     4.0        4.5        2.5        3.1        3.1
                                                          ------     ------     ------     ------     ------
            Total shares, assuming full dilution........   224.5      224.3      226.1      236.8      247.2
                                                          ======     ======     ======     ======     ======

     Fully diluted earnings per share before change
       in accounting....................................  $ 2.82     $ 2.51     $ 2.14     $ 2.54     $ 2.53
     Cumulative effect of change in accounting for
       retirement medical benefits......................                         (6.70)*
                                                          ------     ------     ------     ------     ------
     Net fully diluted earnings per share...............  $ 2.82     $ 2.51     $(4.56)    $ 2.54     $ 2.53
                                                          ======     ======     ======     ======     ======

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* The per share amounts pertaining to the cumulative effect of change in accounting in 1992 were computed using average outstanding shares for the second quarter, which approximate full year 1992 average outstanding shares.
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